SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

              INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
                         RULES 13d-1(b), (c) AND (d) AND
                      AMENDMENTS THERETO FILED PURSUANT TO
                     13d-2 UNDER THE SECURITIES EXCHANGE ACT
                           OF 1934 (Amendment No. 1)*

                                 CALCITECH LTD.
                                (Name of Issuer)



                                  COMMON STOCK
                         (Title of Class of Securities)



                                    G17580104
                                 (CUSIP Number)



                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 2 OF 26


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         New Star Institutional Managers Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES             [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                                IA
------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 3 OF 26

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Family UK Equity Fund
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES          [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                OO
------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 4 OF 26


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Stephen Whittaker
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES          [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                IN
------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 5 OF 26


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Gregor Logan
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES          [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                IN

------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 6 OF 26


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Mark Sydney Beale
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES          [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                IN

------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 7 OF 26


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Ian James Beattie
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES          [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                IN

------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 8 OF 26


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Timothy John Bray
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES          [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                IN

------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 9 OF 26


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Keith Charles Brown
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES           [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                IN

------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 10 OF 26


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Howard John Covington
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES          [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                IN

------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 11 OF 26


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         John Lincoln Duffield
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES          [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                IN

------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 12 OF 26


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Anna Elizabeth Kirk
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES          [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                IN

------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 13 OF 26


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Richard David Lewis
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES          [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                IN

------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 14 OF 26


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Rupert Francis James Henry Ruvigny
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES          [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                IN

------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 15 OF 26


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Michelle Lee Sanders
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES          [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                IN

------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 16 OF 26


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Deborah Jane Weekes
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[ ]
                                                              (b)[X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                                4,419,000
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                                4,419,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                                4,419,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES          [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                5.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                IN
------------------------------------------------------------------------------

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 17 OF 26


ITEM 1(a). NAME OF ISSUER:

         CALCITECH LTD. (the "Company")

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         10 ROUTE DE L'AEROPORT
         1215 GENEVA 15
         SWITZERLAND

ITEM 2(a). NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                    (i) New Star Institutional Managers Limited ("NSIM"), a United Kingdom corporation, which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                   (ii) Family UK Equity Fund ("FUEF"), a United Kingdom tax-exempt, unit-linked life fund;

                  (iii) Messrs. Stephen Whittaker and Gregor Logan (together, the "Managers"), who are employees of NSIM and are responsible for the management of assets held by FUEF; and

                   (iv) Mark Sydney Beale, Ian James Beattie, Timothy John Bray, Keith Charles Brown, Howard John Covington, John Lincoln Duffield, Anna Elizabeth Kirk, Richard David Lewis, Rupert Francis James Henry Ruvigny, Michelle Lee Sanders and Deborah Jane Weekes (collectively, the "Principals"), who are the directors of NSIM.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of NSIM, the Managers and the Principals is c/o New Star Asset Management, 1 Knightsbridge Green, London, England, SW1X 7NE, United Kingdom. The address of the principal business office of FUEF is c/o Family Assurance Friendly Society Limited, 16-17 West Street, Brighton, East Sussex, BN1 2RL United Kingdom.

ITEM 2(c).        CITIZENSHIP:

                    (i)  NSIM - a United Kingdom corporation

                   (ii)  FUEF - a United Kingdom unit-linked life fund

                  (iii)  Stephen Whittaker - United Kingdom

                   (iv)  Gregor Logan - United Kingdom

                    (v)  Mark Sydney Beale - United Kingdom

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 18 OF 26


                   (vi)  Ian James Beattie - United Kingdom

                  (vii)  Timothy John Bray - United Kingdom

                 (viii)  Keith Charles Brown - United Kingdom

                   (ix)  Howard John Covington - United Kingdom

                    (x)  John Lincoln Duffield - United Kingdom

                   (xi)  Anna Elizabeth Kirk - United Kingdom

                  (xii)  Richard David Lewis - United Kingdom

                 (xiii)  Rupert Francis James Henry Ruvigny - United Kingdom

                  (xiv)  Michelle Lee Sanders - United Kingdom

                   (xv)  Deborah Jane Weekes - United Kingdom

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

         COMMON STOCK

ITEM 2(e). CUSIP NUMBER:

         G17580104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)[ ] Broker or dealer registered under Section 15 of the
                         Act;

                  (b)[ ] Bank as defined in Section 3(a)(6) of the Act;

                  (c)[ ] Insurance Company as defined in Section 3(a)(19) of the
                         Act;

                  (d)[ ] Investment Company registered under Section 8 of the
                         Investment Company Act of 1940;

                  (e)[ ] Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940:  see Rule
                         13d-1(b)(1)(ii)(E);

                  (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g)[ ] Parent Holding Company, in accordance with Rule
                         13d-1(b)(ii)(G);

                  (h)[ ] Savings Associations as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 19 OF 26


                  (i)[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         Under an investment management agreement dated February 23, 2005, between Family Assurance Friendly Society Limited and NSIM, NSIM has full responsibility and discretion to manage the assets held by FUEF in accordance with FUEF's stated investment guidelines. NSIM may be deemed to be the beneficial owner of the 4,419,000 Shares as a result of its voting and dispositive power over the 4,419,000 Shares beneficially owned by FUEF.

         The Principals may be deemed to beneficially own an aggregate of 4,419,000 Shares as a result of their voting and dispositive power over the 4,419,000 Shares beneficially owned by NSIM. As such, the Principals may be deemed to control NSIM and therefore may be deemed to be the beneficial owners of the securities reported in this Schedule 13G.

         The Managers may be deemed to beneficially own an aggregate of 4,419,000 Shares as a result of their voting and dispositive power over the 4,419,000 Shares beneficially owned by NSIM. As such, the Managers may be deemed to control NSIM and therefore may be deemed to be the beneficial owner of the securities reported in this Schedule 13G.

         A.  NSIM

            (a)   Amount beneficially owned: 4,419,000

            (b)   Percent of class: 5.5%. The percentages reported in this
                  Schedule 13G are based on 79,899,675 Common Shares outstanding as of December 31, 2005, as reported directly by the Company. (Pursuant to Rule 13d-1(j) the Reporting Persons have chosen not to rely on the most recent SEC filing by the Company, a Form 20-F filed on September 2, 2005, indicating 79,899,675 Common Shares outstanding as of February 28, 2005 because the Reporting Persons believed that number to be inaccurate).

            (c)   Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,419,000

                (iii)  sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,419,000

         B.  FUEF

            (a)   Amount beneficially owned: 4,419,000

            (b)   Percent of class: 5.5%

            (c)   Number of shares as to which such person has:

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 20 OF 26


                  (i)  sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,419,000

                (iii)  sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,419,000

         C.  Stephen Whittaker

            (a)   Amount beneficially owned: 4,419,000

            (b)   Percent of class: 5.5%

            (c)   Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,419,000

                (iii)  sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,419,000

         D.  Gregor Logan

            (a)   Amount beneficially owned: 4,419,000

            (b)   Percent of class: 5.5%

            (c)   Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,419,000

                (iii)  sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,419,000

         E.  Mark Sydney Beale

            (a)   Amount beneficially owned: 4,419,000

            (b)   Percent of class: 5.5%

            (c)   Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,419,000

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 21 OF 26


                (iii)  sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,419,000

         F.  Ian James Beattie

            (a)   Amount beneficially owned: 4,419,000

            (b)   Percent of class: 5.5%

            (c)   Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,419,000

                (iii)  sole power to dispose or to direct the disposition: 0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,419,000

         G.  Timothy John Bray

             (a)   Amount beneficially owned: 4,419,000

             (b)   Percent of class: 5.5%

             (c)   Number of shares as to which such person has:

                   (i)  sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 4,419,000

                 (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        4,419,000

         H.  Keith Charles Brown

             (a)   Amount beneficially owned: 4,419,000

             (b)   Percent of class: 5.5%

             (c)   Number of shares as to which such person has:

                   (i)  sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 4,419,000

                 (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        4,419,000

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 22 OF 26


         I.  Howard John Covington

             (a)   Amount beneficially owned: 4,419,000

             (b)   Percent of class: 5.5%

             (c)   Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 4,419,000

                 (iii)   sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         4,419,000

         J.  John Lincoln Duffield

             (a)   Amount beneficially owned: 4,419,000

             (b)   Percent of class: 5.5%

             (c)   Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 4,419,000

                 (iii)   sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         4,419,000

         K.  Anna Elizabeth Kirk

             (a)   Amount beneficially owned: 4,419,000

             (b)   Percent of class: 5.5%

             (c)   Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 4,419,000

                 (iii)   sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         4,419,000

         L.  Richard David Lewis

            (a)   Amount beneficially owned: 4,419,000

            (b)   Percent of class: 5.5%

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 23 OF 26


            (c)   Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                 (ii)    shared power to vote or to direct the vote: 4,419,000

                (iii)    sole power to dispose or to direct the disposition: 0

                 (iv)    shared power to dispose or to direct the disposition:
                         4,419,000

         M.  Rupert Francis James Henry Ruvigny

             (a)  Amount beneficially owned: 4,419,000

             (b)  Percent of class: 5.5%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 4,419,000

                 (iii)   sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         4,419,000

         N.  Michelle Lee Sanders

             (a)  Amount beneficially owned: 4,419,000

             (b)  Percent of class: 5.5%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                 (ii)    shared power to vote or to direct the vote: 4,419,000

                (iii)    sole power to dispose or to direct the disposition: 0

                 (iv)    shared power to dispose or to direct the disposition:
                         4,419,000

         O.  Deborah Jane Weekes

             (a)  Amount beneficially owned: 4,419,000

             (b)  Percent of class: 5.5%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 24 OF 26


                 (ii)    shared power to vote or to direct the vote: 4,419,000

                (iii)    sole power to dispose or to direct the disposition: 0

                 (iv)    shared power to dispose or to direct the disposition:
                         4,419,000

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The partners, members or stockholders of each of the Reporting Persons, other than the Principals and the Managers, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim beneficial ownership in the securities as a Registered Investment Adviser and affiliates of a Registered Investment Adviser.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 2.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 25 OF 26


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 10, 2006         NEW STAR INSTITUTIONAL MANAGERS
                                   LIMITED

                                   By: /s/ Rupert Francis James Henry Ruvigny
                                      ---------------------------------------
                                   Name:  Rupert Francis James Henry Ruvigny
                                   Title: Chief Operating Officer

                                   FAMILY UK EQUITY FUND
                                   By: New Star Institutional Managers Limited,
                                   Its Investment Manager

                                   By: /s/ Rupert Francis James Henry Ruvigny
                                      ---------------------------------------
                                   Name:  Rupert Francis James Henry Ruvigny
                                   Title: Chief Operating Officer


                                   /s/ Stephen Whittaker
                                   ------------------------------------------
                                   Stephen Whittaker

                                   /s/ Gregor Logan
                                   ------------------------------------------
                                   Gregor Logan

                                   /s/ Mark Sydney Beale
                                   ------------------------------------------
                                   Mark Sydney Beale

                                   /s/ Ian James Beattie
                                   ------------------------------------------
                                   Ian James Beattie

                                   /s/ Timothy John Bray
                                   ------------------------------------------
                                   Timothy John Bray

                                   /s/ Keith Charles Brown
                                   ------------------------------------------
                                   Keith Charles Brown

                                   /s/ Howard John Covington
                                   ------------------------------------------
                                   Howard John Covington

                                   /s/ John Lincoln Duffield
                                   ------------------------------------------
                                   John Lincoln Duffield

                                   /s/ Anna Elizabeth Kirk
                                   ------------------------------------------
                                   Anna Elizabeth Kirk

Schedule 13G/A1
CUSIP No. G17580104                                            PAGE 26 OF 26


                                   /s/ Richard David Lewis
                                   ------------------------------------------
                                   Richard David Lewis

                                   /s/ Rupert Francis James Henry Ruvigny
                                   ------------------------------------------
                                   Rupert Francis James Henry Ruvigny

                                   /s/ Michelle Lee Sanders
                                   ------------------------------------------
                                   Michelle Lee Sanders

                                   /s/ Deborah Jane Weekes
                                   ------------------------------------------
                                   Deborah Jane Weekes